Acorn Energy, Inc. Announces First Quarter 2015 Results

Wilmington, DE, May 15, 2015 - Acorn Energy, Inc. (NASDAQ: ACFN), today announced the results for the first quarter period ended March 31, 2015.

For the first quarter of 2015, revenues were $4.6 million compared to $4.5 million in the first quarter of 2014. The net loss for the first quarter was $2.8 million, or $0.11 per share ($0.07 per share from continuing operations) compared to $4.3 million or $0.19 per share ($0.11 per share from continuing operations) in the 2014 first quarter. Losses for the 2015 and 2014 first quarters included losses from its discontinued USSI operations of $1.2 million and $2.0 million, respectively.

John Moore, CEO of Acorn Energy commented, “Acorn Energy is now more sharply focused on developing and selling systems for improving the resiliency of energy infrastructure. Whether the challenge is from aging infrastructure, a natural disaster or man-made from terrorism or war, Acorn provides our customers with the resiliency they need. Our focus is on reducing costs, improving margins and increasing sales.”

DSIT Solutions

DSIT Solutions, headquartered in Israel, is a leading developer of underwater sensor detection systems to protect harbors, ships and waterside installations, as well as offshore multi-million dollar oil and gas rigs. In late 2014 and the first quarter of 2015, DSIT received over $19 million of new orders, increasing DSIT’s backlog as of March 31, 2015 to $26.5 million, or more than twice the year ended December 31, 2014 backlog of $12.0 million.

DSIT revenue for the first quarter 2015 was $3.0 million as compared to 2014 first quarter revenue of $2.9 million. Operating losses in the first quarter 2015 were $174,000 compared to a first quarter 2014 loss of $207,000. Gross margin is expected to improve over the balance of 2015 as DSIT expects a shift to higher-margin projects.

Early warning systems such as DSIT’s Diver Detection Sonar (DDS) reduce the risk of a successful attack on water-based facilities. At a NATO conference in 2014 for harbor security, each member committed to invest in underwater surveillance of infrastructure by the end of 2016. Only DSIT was invited to present because of its experience, installed base and case histories. In September 2014, Frost and Sullivan released a report on DDS systems which stated that DSIT was the world leader in protecting underwater energy infrastructure.

DSIT is expected to generate revenue growth and increased cash flow in 2015 following its receipt of new orders in late 2014 and early 2015. As a result, DSIT has agreed to lend Acorn Energy up to $5 million in 2015 and additional funds in 2016 to the extent these funds are available. This liquidity is expected to provide capital to build GridSense and OmniMetrix to the point that neither will require capital in 2016.

GridSense®

GridSense develops and markets remote monitoring systems for utility companies. The focus is on fault detection on power lines and transformers and the prevention of power outages. Its unique solutions are applicable to overhead lines and hundreds of thousands of underground and vault transformers, most of which are approaching or past the end of their expected lives.

GridSense revenues for the first quarter of 2015 were $908,000, compared to $963,000 in the first quarter of 2014. Gross profit increased by $92,000 or 50%.

GridSense has strengthened its management team with the recent hiring of a new V.P. of sales. GridSense is focusing on support for near-term projects with existing products and customers and has reduced its engineering expenditures.

OmniMetrix®

OmniMetrix has developed one of the most advanced systems for wirelessly and remotely monitoring back-up generators and devices for monitoring corrosion in gas pipelines. OmniMetrix generates recurring revenue from its in-field equipment.

OmniMetrix revenue for the first quarter increased from $641,000 in 2014 to $673,000 in 2015. The increase in revenue is driven by an increase in the number of units being monitored, as well as an increase in the revenue generated from monitors sold.

OmniMetrix’s corrosion protection products are now receiving increased marketing attention. We hired a head of business development for this segment with over 30 years of pipeline industry experience. There are over 300,000 miles of gas transmission pipelines and over two million miles of gas distribution pipelines servicing over 67 million commercial and residential consumers in North America. Corrosion, commonly known as rust, is a major problem for pipeline infrastructure. In some cases it may be necessary for operators to decrease pressure, which reduces throughput and results in lost revenue. Rectifiers are used to provide a means of protection against corrosion, and, currently, a majority of the rectifiers are manually inspected. OmniMetrix’s products remotely monitor and control the rectifiers, which reduces field visits and improves regulatory reporting.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose three portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability. DSIT provides security solutions from underwater threats to naval and marine-based energy assets. GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrix® remotely monitors and controls critical equipment, primarily in the form of emergency back-up power generation systems and gas pipeline corrosion protection systems to increase their reliability and enable regulatory compliance. For more information visit: http://www.acornenergy.com.

Conference Call Information

Acorn Energy will host an investor call on Monday, May 18, 2015 at 11am EDT to discuss its first quarter 2015 results and developments. Participants can pre-register for the conference call and webcast by accessing the link below. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your outlook calendar with an invitation. http://dpregister.com/10065550

Participants that would like to join the conference call, but have not registered, can do so by dialing US Toll Free: (866) 652-5200, International Dial in (412) 317-6060 and asking for the “Acorn Energy Conference Call”. If you are unable to participate in the live call, a digital replay of the call will be available 1 hour after the end of the live call through 9:00am EDT on Thursday June 18, 2015 by dialing US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code - 10065550.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in the Company’s Form 10-K filed with the Securities and Exchange Commission.

Investor & Press Contact:

Rodney O’Connor

Cameron Associates

(212) 554-5470

Rod@cameronassoc.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2015	2014
Revenues:
Projects	$2,966	$2,792
Products	1,133	1,203
Services	519	459
Total revenues	4,618	4,454
Cost of sales:
Projects	2,179	1,960
Products	800	951
Services	120	113
Total cost of sales	3,099	3,024
Gross profit	1,519	1,430
Operating expenses:
Research and development expenses, net of credits	565	727
Selling, general and administrative expenses	2,781	3,318
Total operating expenses	3,346	4,045
Operating loss	(1,827)	(2,615)
Finance income (expense), net	12	(59)
Loss before income taxes	(1,815)	(2,674)
Income tax benefit	33	55
Net loss from continuing operations	(1,782)	(2,619)
Loss from discontinued operations, net of income taxes	(1,152)	(1,956)
Net loss	(2,934)	(4,575)
Non-controlling interest share of net loss - continuing operations	20	25
Non-controlling interest share of net loss - discontinued operations	145	246
Net loss attributable to Acorn Energy, Inc. shareholders	$(2,769)	$(4,304)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders
Continuing operations	$(0.07)	$(0.11)
Discontinued operations	(0.04)	(0.08)
Total attributable to Acorn Energy, Inc. shareholders	$(0.11)	$(0.19)

Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	26,476	22,171

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2015	As of December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$2,099	$4,821
Restricted deposits	457	467
Accounts receivable, net of provisions for doubtful accounts of $143 at March 31, 2015 and December 31, 2014	5,335	4,902
Unbilled revenue	7,685	7,890
Inventory	1,330	1,374
Other current assets	1,877	1,813
Current assets - discontinued operations	141	143
Total current assets	18,924	21,410
Property and equipment, net	1,101	1,080
Severance assets	3,261	3,256
Restricted deposits	656	650
Intangible assets, net	1,127	1,211
Goodwill	1,019	1,031
Other assets	811	905
Total assets	$26,899	$29,543
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$4,528	$4,419
Accounts payable	2,511	2,187
Accrued payroll, payroll taxes and social benefits	1,642	1,584
Deferred revenue	1,177	1,634
Other current liabilities	3,518	3,028
Current liabilities - discontinued operations	4,372	4,693
Total current liabilities	17,748	17,545
Long-term liabilities:
Accrued severance	4,590	4,594
Other long-term liabilities	956	1,011
Total long-term liabilities	5,546	5,605
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –27,277,511 shares at March 31, 2015 and December 31, 2014	272	272
Additional paid-in capital	97,815	97,607
Warrants	1,641	1,641
Accumulated deficit	(89,361)	(86,592)
Treasury stock, at cost – 801,920 shares at March 31, 2015 and December 31, 2014	(3,036)	(3,036)
Accumulated other comprehensive loss	(282)	(212)
Total Acorn Energy, Inc. shareholders’ equity	7,049	9,680
Non-controlling interests	(3,444)	(3,287)
Total equity	3,605	6,393
Total liabilities and equity	$26,899	$29,543